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                                                                    Exhibit 21.1

                       List of Subsidiaries of Registrant

WiderThan Americas, Inc., a corporation organized under the law of the State of Delaware

PT. WiderThan Indonesia, a corporation organized under the law of the Republic of Indonesia

WiderThan UK LTD., a corporation organized under the law of the United Kingdom